Exhibit 99.1


   Rogers Corporation Reports Preliminary Fourth Quarter and Yearly Results;
                Quarterly results exceed latest Company guidance


     ROGERS, Conn.--(BUSINESS WIRE)--March 2, 2006--Rogers Corporation (NYSE:ROG) announced today that net sales in the fourth quarter of 2005 were $96.5 million, up 11% compared to the $87.3 million sold in the fourth quarter of 2004. Full year 2005 net sales were $350 million, 4% below the record $365 million net sales in 2004. Preliminary GAAP earnings per diluted share for the fourth quarter of 2005 were $0.67. This exceeds the Company's January 9, 2006, guidance of $0.52 to $0.54, and also exceeds the $0.56 per diluted share earned in the fourth quarter of 2004. For the year, preliminary GAAP net income was $15.7 million, with projected earnings per diluted share of $0.94 in 2005 compared to $2.34 in 2004.
     The positive variance in preliminary results versus the January 9, 2006, guidance was driven by stronger operating leverage than anticipated, as well as year-end adjustments including those for final tax provisions. In 2005, the Company was more successful than planned in generating income from low tax jurisdictions, particularly in the fourth quarter. In addition, commensurate with the remediation of the 2004 deferred tax reconciliation control weakness identified, the Company recorded an additional tax credit of approximately $0.9 million (or approximately $0.06 diluted earnings per share) in the fourth quarter of 2005. As with the adjustment recorded for 2004, this deferred tax adjustment recorded for 2005 related to temporary differences that the Company believes accumulated over many years. Consequently, the combination of additional tax rate reduction benefits and the deferred tax adjustment created an abnormally low fourth quarter 2005 tax rate.
     In the fourth quarter of 2004, the Company recorded a one-time, non-cash $5.0 million, or $0.29 per diluted share, increase to earnings related to adjustments to certain deferred tax accounts for temporary differences that the Company believes accumulated over many years. Without this one-time adjustment, non-GAAP earnings per diluted share for the fourth quarter of 2004 would have been $0.27, which compares to non-GAAP earnings per diluted share of $0.61 earned in the fourth quarter of 2005, or over a 100% quarter-over-quarter increase. The fourth quarter of 2005 includes a positive one-time adjustment, mentioned above, of $0.06 per diluted share related to the deferred tax issue.
     For the full year 2005, estimated non-GAAP diluted earnings per share excluding one-time adjustments were $1.59. Per share one-time adjustments for 2005 include a charge for the impairment of assets associated with the Company's polyolefin operation of $0.81, a net tax charge of $0.04 which represents the cumulative effect of tax adjustments taken in 2005 for the remediation of the deferred tax internal control weakness (a charge of $1.7 million was taken in the third quarter of 2005 and a tax credit of $0.9 million was recorded in the fourth quarter 2005), and a $0.20 positive tax adjustment taken in the third quarter of 2005 related to the favorable completion and resolution of previous federal tax filings. The estimated non-GAAP full year 2005 earnings per diluted share of $1.59 compares to 2004 non-GAAP diluted earnings per share of $2.05, which excludes the above mentioned one-time fourth quarter 2004 adjustment. These adjustments to 2005 and 2004 GAAP earnings are reconciled at the end of this release.
     Dennis M. Loughran, Vice President Finance and CFO commented, "The Company has received a standard review letter from the Securities and Exchange Commission (SEC) as part of its periodic examination of public company disclosures. The comments relate to the SEC's review of certain recent public filings. Although we currently have two outstanding issues to resolve with the SEC, one of which may impact final 2005 results, in the interest of providing information to our shareholders, we are announcing preliminary results for 2005."
     The first issue that the Company is discussing with the SEC is that of the Company's treatment of the previously mentioned 2004 fourth quarter one-time $5.0 million positive tax adjustment, as reported and explained in the Company's 2004 Form 10-K and March 3, 2005, press release, and the net tax charge of $0.04 diluted earnings per share recorded in 2005. As discussed above, these one-time, non-cash adjustments to earnings were required to properly state certain deferred income tax accounts for temporary tax differences that most likely accumulated over many years. The SEC has questioned the Company's treatment of including these amounts in earnings in 2004 and 2005 in lieu of restating prior periods by recording an increase to beginning retained earnings. The ultimate resolution of this matter with the SEC could result in the restatement of current and prior years' results for the aforementioned amounts.

     Also, during this SEC review, a question regarding how the Company aggregates operating segments into reportable segments was raised and is currently also unresolved. Based on current business conditions and the strategic outlook for its varied businesses, it is likely that Rogers will be adjusting its reportable segments but the ultimate segment disclosure will be dependent on final resolution of this issue with the SEC.
     The Company's 2005 Form 10-K will include any adjustments resulting from the ultimate resolution of these matters with the SEC.
     In regards to the Company's current operating performance, fourth quarter sales growth and increased profit leverage were the result of improvements in all key market segments. Rogers' products sold into the portable communications market were major drivers of the overall sales growth in the fourth quarter. The Company's sales of foams, circuit materials, electroluminescent lamps, and inverters used in portable communications devices, all increased during the fourth quarter. The current strong consumer preference for feature rich, clamshell style, thin and aesthetically pleasing cell phones is expected to continue to provide opportunities for greater market penetration of Rogers' products worldwide.
     Sales of circuit materials for cellular infrastructure were up significantly over the fourth quarter of 2004. Strong sales should continue to be driven by the on-going global rollout of the next generation of cellular telephone service that provides high bandwidth data transmission capability.
     The Company's overall sales into the consumer market segment also grew in the fourth quarter. Sales of circuit materials used in satellite television receiver dishes are expected to be impacted in the next year by consumer demand for more high definition programming. Rogers' materials are designed into new satellite dishes, which receive higher frequency broadcasts that provide substantially more bandwidth for high definition programs. The Company's foam materials experienced near record sales levels in the fourth quarter, aided by electronic entertainment devices, such as MP3 players and video games. Foams sold into the footwear market were also a significant contributor to revenue growth this quarter and for the year.
     Rogers' 50% owned joint ventures had record sales for both the quarter and the full year, and significantly contributed to Rogers' profits. Fourth quarter sales were $28.8 million, up 16% over 2004, and for the full year 2005, revenues increased 15.8% to $98.7 million. Cellular handset and consumer electronic markets were primary drivers of joint venture sales this quarter. In addition, joint venture equity income was up sequentially and year-over-year due to the increased sales volume and the continued ramp up and learning curve improvements achieved at our new China foam joint venture.
     Fourth quarter gross margin was 32.4% versus 27.3% for the fourth quarter of 2004 and up sequentially from 29.1% last quarter. Margin improvement for the quarter was the result of overall sales growth, a more favorable sales mix, and significant operating improvements, particularly in China. Gross margin for the full year 2005 was 29.5% versus the 31% achieved during 2004 when the Company had higher capacity utilization throughout the entire year.
     Cash continued in a strong position with a cash and short-term investment balance of $46.4 million at year-end. Capital expenditures were $28.6 million in 2005, compared to $28.1 million last year, and are projected to be $30 to $35 million in 2006.
     Robert D. Wachob, President and CEO commented, "I am very pleased with our sales and profits this quarter, both year-over-year and sequentially. As we more fully utilize our new production capacity, we should see profit margins increase. For the first quarter of 2006, we expect sales of $96 to $99 million, and profits in the range of $0.60 to $0.64 per diluted share, which includes about $800,000 for equity compensation expense that we will incur as a result of the new accounting rules that go into effect in the first quarter of 2006. I believe that because of continued growth in several of our markets, expected increased market penetration, and continuing productivity increases, that we are well positioned to achieve all-time record sales and profits in 2006."

     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material based products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2004 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of March 2, 2006, and Rogers undertakes no duty to update this information unless required by law.

     Additional Information and March 3rd Conference Call

     For more information, please contact the Company directly, visit Rogers web site on the Internet, or send a message by email.

     Web site Address: http://www.rogerscorporation.com

     Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer, Phone: 860-779-5508, FAX: 860-779-4714

     Editorial Contact: Edward J. Joyce, Manager of Investor and Public Relations, Phone: 860-779-5705, FAX: 860-779-5509, Email:
edward.joyce@rogerscorporation.com

     A conference call to discuss preliminary fourth quarter and year-end results will be held on Friday, March 3rd at 9:00AM (Eastern Time).

     The Rogers participants in the conference call will be:

     Robert D. Wachob, President and CEO
     Dennis M. Loughran, Vice President Finance and CFO
     Paul B. Middleton, Corporate Controller
     Robert M. Soffer, Vice President, Treasurer and Secretary
     Debra J. Granger, Director, Corporate Compliance and Control
     Edward J. Joyce, Manager of Investor and Public Relations

     A Q&A session will immediately follow management's comments.


To participate in the conference call, please call:

1-800-574-8929      Toll-free in the United States
1-706-634-1907      Internationally

There is no passcode for the live teleconference.


     For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Friday, March 10, 2006. The pass code for the audio replay is 4742274.
     The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation web site at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers web site beginning two hours following the webcast.


Reconciliation of 2004 Non-GAAP Earnings per Share

                                                 Q4 2004     2004 FY
                                               ----------- -----------
Reported GAAP Earnings per Diluted Share       $     0.56        2.34
Adjustments per share(1)                             0.29        0.29
----------------------------------------------  ----------  ----------
Non-GAAP Earnings per Diluted Share            $     0.27  $     2.05



Reconciliation of 2005 Non-GAAP Earnings per Share(a)

                                     Q1     Q2     Q3     Q4   2005 FY
                                   ------ ------ ------ ------ -------
Preliminary GAAP Earnings per
 Diluted Share                     $0.30  (0.54)  0.49   0.67  $ 0.94
Adjustments per share(2)                   0.81                  0.81
Adjustments per share(3)                          0.10  (0.06)   0.04
Adjustments per share(4)                         (0.20)         (0.20)
---------------------------------- ------ ------ ------ ------  ------
Non-GAAP Earnings per Diluted
 Share                             $0.30   0.27   0.39   0.61  $ 1.59

(a)  EPS figures may not total due to quarterly changes in shares outstanding.

Notes to our Non-GAAP Financial Measures:

Rogers believes that diluted earnings per share from continuing operations, excluding the effect of the one-time charges and adjustments outlined below is useful information for investors to understand the ongoing operating conditions of the Company's business and therefore should be presented in addition to income determined in accordance with generally accepted accounting principles
(GAAP).

(1) Both the fourth quarter 2004 and year-end 2004 net income results include a one-time increase to earnings of $5.0 million related to adjustments required to properly state certain deferred tax accounts as of January 2, 2005. This adjustment caused an increase in earnings per diluted share of $0.29 for the fourth quarter and full year 2004. GAAP earnings per diluted share for the fourth quarter 2004 were $0.56, and excluding this one-time charge, non-GAAP earnings were $0.27.

(2) A non-cash charge involving the impairment of certain long-lived assets and the write down of inventory and receivables within the polyolefin foam operation of $13.2 million, or $0.81 per diluted share, as previously announced on July 7, 2005.

(3) Both the third quarter 2005 and the fourth quarter of 2005 results included additional one-time adjustments to earnings required to properly state certain deferred tax accounts as of the end of those periods. As with the adjustment in 2004, these adjustments related to temporary differences that most likely accumulated over many years and were the result of the Company's final remediation activities associated with the material weakness reported for 2004.

(4) Adjustments in the third quarter included a $1.9 million favorable adjustment associated with the true up of the tax provision for the Company's 2004 tax filing, which was completed and filed in September of 2005, and a favorable determination from the IRS associated with their review of prior Durel Corporation federal tax filings which resulted in an additional positive tax adjustment of $1.7 million. Cumulatively, these factors equated to an increase to diluted earnings per share in the third quarter 2005 of $0.20.



    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com